SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Molex Inc.
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(Name of Registrant as Specified In Its Charter)

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MOLEX INCORPORATED

2222 Wellington Court
Lisle, Illinois 60532

______________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 27, 2006
______________________________

Dear Stockholder:

We will hold the annual meeting of Molex Incorporated stockholders on Friday, October 27, 2006 at 10:00 a.m., local time, at the Wyndham Hotel located at 3000 Warrenville Road, Lisle, Illinois 60532.

The purpose of the annual meeting is to consider and take action on the following matters:

1.	The election of four Class I directors for a term of three years;

2.	The ratification of the selection of Ernst & Young LLP as Molex’s independent auditors for the fiscal year ending June 30, 2007; and

3.	Any other business that properly comes before the meeting or any adjournments or postponements thereof.

The items of business listed above are more fully described in the Proxy Statement accompanying this Notice. Stockholders of record as of the close of business on August 29, 2006, are entitled to vote at the annual meeting or any adjournment or postponement thereof. This Notice and Proxy Statement and the 2006 Annual Report are being mailed to stockholders on or about September 13, 2006.

Your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning your proxy card or the form forwarded to you by your bank, broker or other holder of record.

By Order of the Board of Directors

Ana G. Rodriguez
Corporate Secretary
September 13, 2006
Lisle, Illinois

TABLE OF CONTENTS

Information Concerning Voting and Solicitation	1
General Information	1
Who Can Vote	1
Proxy Card And Revocation Of Proxy	1
Molex Stock	2
Counting Of Votes	3
Solicitation Of Proxies	3
Item 1 – Election of Directors	4
Board Independence	6
Board and Committee Information	6
Corporate Governance	7
Compensation of Directors	9
Security Ownership of Directors and Executive Officers	10
Stock Ownership Guidelines for Directors and Executive Officers	11
Section 16(a) Beneficial Ownership Reporting Compliance	11
Security Ownership of More than 5% Stockholders	12
Item 2 – Ratification of Selection of Independent Auditors	13
Audit Matters	13
Audit Committee Report	13
Auditor Transition	14
Independent Auditors’ Fees	14
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services	15
Executive Compensation	16
Summary Compensation Table	16
Stock Option Grants	18
Aggregated Option Exercises	18
Certain Relationships and Related Transactions	19
Compensation Committee Report	20
Performance Graph	23
Equity Compensation Plan Information	24
Other Matters	24

MOLEX INCORPORATED

2222 Wellington Court
Lisle, Illinois 60532
____________________

PROXY STATEMENT
____________________

INFORMATION CONCERNING VOTING AND SOLICITATION

General Information

The enclosed proxy is solicited on behalf of the Board of Directors of Molex Incorporated, a Delaware corporation, for use at the annual meeting of stockholders to be held on Friday, October 27, 2006 at 10:00 a.m., local time, or at any postponement or adjournment thereof, for the purposes discussed in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting. Molex intends to mail this Proxy Statement and accompanying proxy card on or about September 13, 2006 to all stockholders entitled to vote at the annual meeting. The annual meeting will be held at the Wyndham Hotel located at 3000 Warrenville Road, Lisle, Illinois 60532.

Who Can Vote

You are entitled to vote at the annual meeting if you were a stockholder of record of Molex stock as of the close of business on August 29, 2006. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Proxy Card and Revocation of Proxy

You may vote by completing and mailing the enclosed proxy card. If you sign the proxy card but do not specify how you want your shares to be voted, your shares will be voted by the proxy holders named in the enclosed proxy (i) in favor of the election of all of the director nominees, and (ii) in favor of ratification of the selection of Ernst & Young LLP as Molex’s independent auditors for the year ending June 30, 2007.

In their discretion, the proxy holders named in the enclosed proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any postponement or adjournment thereof. The Board of Directors knows of no other items of business that will be presented for consideration at the annual meeting other than those described in this Proxy Statement. In addition, no stockholder proposal or nomination was received, so no such matters may be brought to a vote at the annual meeting.

If you vote by proxy, you may revoke that proxy at any time before it is voted at the annual meeting. Stockholders of record may revoke a proxy by sending to Molex’s Corporate Secretary, at 2222 Wellington Court, Lisle, Illinois 60532, a written notice of revocation or a duly executed proxy bearing a later date or by attending the annual meeting in person and voting in person.

If your shares are held in the name of a bank, broker, or other holder of record, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record. Please note that if your shares are held by a bank, broker or other holder of record, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from the your bank, broker or other holder of record.

Molex Stock

Molex has three classes of common stock. They are Common Stock, par value $.05 per share (Common Stock), Class A Common Stock, par value $.05 per share (Class A Common Stock), and Class B Common Stock, par value $.05 per share (Class B Common Stock).

     - Voting Stock: Common Stock and Class B Common Stock

The holders of Common Stock and Class B Common Stock are entitled to one vote per share upon each matter submitted to the vote of the stockholders and, subject to conditions set forth in greater detail below, vote separately as a class as to all matters except the election of directors. With respect to the election of directors, the holders of Common Stock and Class B Common Stock vote together as a class.

The right of Class B Common Stock holders to vote separately as a class is subject to applicable law and exists for so long as at least 50% of the authorized shares of the Class B Common Stock are outstanding. As of August 29, 2006, more than 50% of the authorized shares of Class B Common Stock were outstanding.

     - Non-Voting Stock: Class A Common Stock

The holders of Class A Common Stock have the same liquidation rights and the same rights regarding dividends as the holders of Common Stock or Class B Common Stock. However, the holders of Class A Common Stock have no voting rights except as otherwise required by law or under certain circumstances. For example, under Delaware General Corporation Law, any amendments to Molex’s Certificate of Incorporation changing the number of authorized shares of any class, changing the par value of the shares of any class, or altering or changing the powers, preferences, or special rights of the shares of any class so as to adversely affect them, including Class A Common Stock, would require the separate approval of the class so affected, as well as the approval of all classes entitled to vote thereon, voting together.

Class A Common Stock would automatically convert into Common Stock on a share-for-share basis any time upon the good faith determination by the Board of Directors that either of the following events has occurred: (i) the aggregate number of outstanding shares of Common Stock and Class B Common Stock together is less than 10% of the aggregate number of outstanding shares of Common Stock, Class B Common Stock and Class A Common Stock together; or (ii) any person or group, other than one or more members of the Krehbiel Family (as defined in Molex’s Certificate of Incorporation), becomes or is the beneficial owner of a majority of the outstanding shares of Common Stock.

     - Shares Outstanding On The Record Date

As of the close of business on August 29, 2006, there were outstanding:

99,414,805	shares of Common Stock
84,256,650	shares of Class A Common Stock
94,255	shares of Class B Common Stock

     - Quorum

A majority of the outstanding shares of each of Common Stock and Class B Common Stock entitled to vote will constitute a quorum at the meeting.

Counting of Votes

All votes will be tabulated by the inspector of election appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Shares held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker non-votes will be counted as present for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Molex’s directors are elected by a plurality of the votes cast by the holders of Common Stock and Class B Common Stock voting together as a class. This means the director nominees who receive the largest number of properly cast “for” votes will be elected as directors. Abstentions, withheld votes and broker non-votes will have no effect on the result of the votes on the election of directors.

The ratification of Molex’s selection of Ernst & Young LLP as its independent auditors for fiscal year 2007 must be approved separately by a majority of the shares of Common Stock voting as a class and the majority of the shares of Class B Common Stock voting as a class. Abstentions will have the same effect as votes against the proposal, and broker non-votes will have no effect on the result of the votes on the proposal.

Solicitation of Proxies

Molex will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Molex may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by directors, officers or employees of Molex. No additional compensation will be paid to directors, officers or employees for such services.

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose relevant to the annual meeting during ordinary business hours at Molex’s offices at 2222 Wellington Court, Lisle, Illinois 60532, for ten days prior to the annual meeting, and also at the annual meeting.

ITEM 1
ELECTION OF DIRECTORS

Molex’s Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with members of each class serving for a three-year term. Vacancies on the Board may be filled only by persons elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board). A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Each share of Common Stock and Class B Common Stock is entitled to one vote for each of the four director nominees. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them for the election of the four nominees named below unless authorization to do so is withheld. If any nominee should become unavailable for election prior to the annual meeting, an event that currently is not anticipated by the Board, the proxies will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve.

Based upon the recommendation of the Nominating and Corporate Governance Committee, Michelle L. Collins, Fred L. Krehbiel, David L. Landsittel and Joe W. Laymon are all nominees for re-election to the Board. If elected, each nominee would serve until the 2009 annual meeting of stockholders. As Molex previously disclosed, Douglas K. Carnahan will not be standing for re-election and his term of office will expire at the annual meeting. Mr. Carnahan joined Molex’s Board in 1997 and Molex has benefited greatly from his service on the Board and thanks him for his dedicated service. The Board will reduce its size from 13 to 12 directors effective October 27, 2006.

Set forth below is biographical information for each nominee and for each person whose term of office as a director will continue after the annual meeting. Frederick A. Krehbiel and John H. Krehbiel, Jr. are brothers and Fred L. Krehbiel is the son of John H. Krehbiel, Jr. (collectively, the “Krehbiel Family”). The Krehbiel Family may be considered “control persons” of Molex. Other than the Krehbiel Family, no director or executive officer has any family relationship with any other director or executive officer.

Class I Nominees Subject to Election This Year

MICHELLE L. COLLINS

Michelle L. Collins, age 46, has served as a director of Molex since 2003. Ms. Collins is Managing Director of Svoboda, Collins LLC, a private equity firm. From 1992 to 1997, Ms. Collins was a principal at William Blair & Company, LLC. Ms. Collins is a director of CDW Corporation.

FRED L. KREHBIEL

Fred L. Krehbiel, age 41, has served as a director of Molex since 1993. Mr. Krehbiel has been President, Connector Products Division (Americas) since 2003. From 2002 to 2003, he served as President, Automotive Division (Americas). Since 1988, he has served in various engineering, marketing and managerial positions with Molex.

DAVID L. LANDSITTEL

David L. Landsittel, age 66, has served as a director of Molex since 2005. Mr. Landsittel was recommended to the Board in 2005 by an advisor to the Audit Committee. Mr. Landsittel is a CPA and provides independent consulting services to accounting firms and others on auditing and financial reporting matters. He previously served as Chairman of the Auditing Standards Board of the American Institute of Certified Public Accountants. From 1963 to 1997, Mr. Landsittel served as an auditor in various positions with Arthur Andersen LLP. Mr. Landsittel is a Trustee of Burnham Investors Trust.

JOE W. LAYMON

Joe W. Laymon, age 53, has served as a director of Molex since 2002. Mr. Laymon has been Group Vice President, Corporate Human Resources and Labor Affairs, for Ford Motor Company since 2003. From 2001 to 2003, he was Vice President, Corporate Human Resources at Ford. Mr. Laymon is a director of DTE Energy Company.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” EACH NAMED NOMINEE

Class II Directors Continuing in Office Until the 2007 Annual Meeting of Stockholders

MICHAEL J. BIRCK

Michael J. Birck, age 68, has served as a director of Molex since 1995. He is the co-founder of Tellabs, Inc. a telecommunications equipment company. He has been Chairman of Tellabs since 2000. He was the Chief Executive Officer of Tellabs from 2002 to 2004, and Chief Executive Officer and President from 1975 to 2000. Mr. Birck is a director of Illinois Tool Works Inc.

FREDERICK A. KREHBIEL

Frederick A. Krehbiel, age 65, has served as a director of Molex since 1972. Mr. Krehbiel has been Co-Chairman of the Board since 1999. From 1988 to 1999 he served as Vice Chairman and Chief Executive Officer, and as Chairman from 1993 to 1999. From 1999 to 2001 he served as Co-Chief Executive Officer and as Chief Executive Officer from 2004 to 2005. Mr. Krehbiel is a director of DeVry, Inc. and Tellabs, Inc.

MASAHISA NAITOH

Masahisa Naitoh, age 68, has served as a director of Molex since 1995. Mr. Naitoh has been Chairman and Chief Executive Officer of the Institute of Energy Economics, Japan since 2003. From 1997 to 2003 he served in various executive capacities with ITOCHU Corporation, a Japanese international trading company, including Executive Vice Chairman, Executive Vice President and Senior Managing Director. Mr. Naitoh is a director of E.I. DuPont de Nemours and Company.

MARTIN P. SLARK

Martin P. Slark, age 51, has served as a director of Molex since 2000. Mr. Slark has been Vice Chairman and Chief Executive Officer since 2005. From 2001 to 2005, he served as President and Chief Operating Officer. From 1999 to 2001, he served as Executive Vice President. Mr. Slark is a director of Hub Group, Inc.

Class III Directors Continuing in Office Until the 2008 Annual Meeting of Stockholders

EDGAR D. JANNOTTA

Edgar D. Jannotta, age 75, has served as a director of Molex since 1986. Mr. Jannotta has been Chairman of William Blair & Company LLC, an international investment banking firm, since 2001. He has served in numerous capacities at William Blair since 1965, including Senior Director, Senior Partner and Managing Partner. Mr. Jannotta is a director of Aon Corporation, Bandag, Incorporated, and Exelon Corporation. William Blair provided investment banking services to Molex in fiscal year 2006 and Molex anticipates that services may be provided in the current fiscal year.

JOHN H. KREHBIEL, JR.

John H. Krehbiel, Jr., age 69, has served as a director of Molex since 1966. Mr. Krehbiel has been Co-Chairman of the Board since 1999. From 1999 to 2001, he served as Co-Chief Executive Officer of Molex. From 1996 to 1999, he served as Chief Operating Officer, and from 1975 to 1999, he served as President of Molex.

DONALD G. LUBIN

Donald G. Lubin, age 72, has served as a director of Molex since 1994. Mr. Lubin is a partner of the law firm Sonnenschein Nath & Rosenthal LLP. He has been a partner since 1964 and was Chairman from 1990 to 1996. Sonnenschein provided legal services to Molex in fiscal year 2006 and Molex anticipates that services will be provided in the current fiscal year.

ROBERT J. POTTER

Robert J. Potter, age 73, has served as a director of Molex since 1981. Dr. Potter has been President and Chief Executive Officer of R.J. Potter Company, a business consulting firm, since 1990. From 1987 to 1990, Dr. Potter was President and Chief Executive Officer of Datapoint Corporation, a leader in network-based data processing. Dr. Potter is a director of Cree, Inc. and Zebra Technologies Corporation.

Board Independence

     The Board of Directors has assessed the independence of the directors in light of the listing standards of The NASDAQ Stock Market, Inc. (Nasdaq) and the more stringent independence test established by the Board. Under the Board’s requirement, in order to be deemed independent, a director cannot be affiliated with a business organization that either paid or received payments to or from Molex during any one of the past three fiscal years that exceed the greater of 2% of the recipient’s gross revenues for that year or $200,000. The Board has determined that the following directors are independent: Michael J. Birck, Douglas K. Carnahan, Michelle L. Collins, Edgar D. Jannotta, David L. Landsittel, Joe W. Laymon, Masahisa Naitoh and Robert J. Potter.

Board and Committee Information

The Board of Directors held eight meetings during the year ended June 30, 2006 and all of the directors attended at least 75% of the total number of meetings of the Board and committees on which they served. The Board expects all directors to attend the annual meetings of stockholders barring unforeseen circumstances. All members of the Board were present at the 2005 Annual Meeting of Stockholders.

The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. A copy of the charters of each of these committees is posted on Molex’s Web site, www.molex.com, on the Investor Relations page under Corporate Governance. A copy of the Audit Committee charter is included in this Proxy Statement as Appendix I.

The Audit Committee consists of Messrs. Carnahan (Chairman), Landsittel and Potter. The Board has determined that each of the members of the Audit Committee is independent under the listing standards of Nasdaq and that Mr. Landsittel is an “audit committee financial expert” as defined by SEC regulations. All members of the Audit Committee meet the Nasdaq composition requirements, including the requirements regarding financial literacy and financial sophistication. The Audit Committee has sole authority for the appointment, compensation and oversight of the work of the independent auditors, and responsibility for reviewing and discussing, prior to filing or issuance, with management and the independent auditors, Molex’s audited consolidated financial statements included in its Annual Report on Form 10-K and earnings press releases. During the year ended June 30, 2006, the Audit Committee met 15 times.

The Compensation Committee consists of Messrs. Potter (Chairman), Laymon and Naitoh. The Board has determined that each of the members of the Compensation Committee is independent under the listing standards of Nasdaq. The Compensation Committee has the responsibility to establish and oversee compensation for executive officers. The specific responsibilities of the Committee include approving corporate goals and objectives for the Co-Chairmen, the Chief Executive Officer and the Chief Operating Officer and evaluating the performance of these officers in light of the approved goals and objectives. During the year ended June 30, 2006, the Compensation Committee met four times.

The Nominating and Corporate Governance Committee consists of Messrs. Jannotta (Chairman) and Birck and Ms. Collins. The Board has determined that each of the members of the Nominating Committee is independent under the listing standards of Nasdaq. The Nominating Committee oversees the corporate governance and Board membership matters of Molex and monitors the independence of the Board. The Nominating Committee also determines Board membership qualifications, selects, evaluates and recommends to the Board nominees for election to the Board, and reviews the performance of the Board. During the year ended June 30, 2006, the Nominating Committee did not meet, however, it did meet in July 2006 to, among other things, assess the independence of Board members and recommend nominees for election at this year’s annual meeting.

The Executive Committee consists of Frederick A. Krehbiel (Co-Chairman), John A. Krehbiel, Jr. (Co-Chairman) and Messrs. Birck, Jannotta and Slark. The Executive Committee has all the powers and authority of the Board in the management of the business and affairs of Molex, except with respect to certain enumerated matters including Board composition and compensation, changes to Molex’s charter documents, or any other matter expressly prohibited by law or Molex’s charter documents. Pursuant to its charter, the Executive Committee has appointed a subcommittee consisting of Frederick A. Krehbiel, John H. Krehbiel, Jr. and Martin P. Slark to act in certain prescribed and specific areas. During the year ended June 30, 2006, the Executive Committee did not meet but it acted several times by unanimous written consent.

Corporate Governance

The Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has adopted certain principles relating to the corporate governance of Molex.

     - Process for Identifying Board Candidates

The Nominating and Corporate Governance Committee maintains, with the approval of the Board, certain criteria and procedures relating to the identification, evaluation and selection of candidates to serve on the Board. The minimum criteria sought by the Board for candidates as directors are described in the Board’s “Criteria for Membership on the Board of Directors,” a copy of which is included in this Proxy Statement as Appendix II. In addition, the Nominating Committee has established “Procedures for Identifying and Evaluating Candidates for Director,” a copy of which is included in this Proxy Statement as Appendix III.

     - Stockholder Proposals and Nominations

Pursuant to Rule 14a-8 under the federal securities laws, stockholders may present proper proposals for inclusion in Molex’s proxy statement and for consideration at Molex’s next annual meeting of stockholders. To be eligible for inclusion in Molex’s 2007 proxy statement, your proposal must be received by Molex no later than May 17, 2007, and must otherwise comply with Rule 14a-8. While the Board will consider stockholder proposals, it reserves the right to omit from Molex’s proxy statement stockholder proposals that it is not required to include.

Under Molex’s Bylaws, in order to nominate a candidate for election to the Board or bring any other business before the stockholders at an annual meeting that will not be included in Molex’s proxy statement, you must comply with certain procedures. Consistent with Molex’s Bylaws, the Nominating and Corporate Governance Committee has adopted “Procedures for Stockholders Submitting Nominating Recommendations,” a copy of which is included in this Proxy Statement as Appendix IV. Stockholders who desire to nominate a candidate for election to the Board must follow these procedures. As to any other business that a stockholder proposes to bring before an annual meeting, other than nominations, the Bylaws provide that a stockholder’s notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder making the proposal.

In order to propose a nomination or some other item of business for the 2007 annual meeting of stockholders that will not be included in Molex’s proxy statement, you must notify Molex in writing and such notice must be delivered to the Corporate Secretary no earlier than July 30, 2007, and no later than August 28, 2008. You may write to Molex’s Corporate Secretary at 2222 Wellington Court, Lisle, Illinois 60532 to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals.

     - Outside Board Memberships

In recognition of the increasing demands of board service, the Board has limited the number of public company boards on which Molex’s directors and executive officers may serve as follows: (i) non-employee directors are limited to service on three other public company boards; (ii) the Chief Executive Officer and Chief Operating Officer are limited to service on two other public company boards; and (iii) all other executive officers (other than the Co-Chairmen) are limited to service on one other public company board.

     - Change in Director Occupation

When a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director shall tender his or her resignation for consideration by the Board. The Board will determine whether any action should be taken with respect to the resignation.

     - Stockholder Communication with the Board

Molex’s annual meetings provide an opportunity each year for stockholders to ask questions of, or otherwise communicate directly with, members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group by following the “Procedures for Stockholder Communications with Directors” included in this Proxy Statement as Appendix V.

Compensation of Directors

     - Director Fees

Each non-employee director of Molex receives: (i) an annual retainer of $50,000; (ii) $3,000 for each board meeting attended; and (iii) $2,000 for each committee meeting attended. The non-employee director chairs of the committees receive higher meeting fees in view of their increased responsibilities: the chair of each of the Compensation Committee and the Nominating and Corporate Governance Committee is paid $3,000 per committee meeting attended, and the chair of the Audit Committee is paid $4,000 per committee meeting attended. In addition, non-employee directors are reimbursed for all reasonable travel and out-of-pocket expenses associated with attending Board and committee meetings.

     - Stock Options

Each non-employee director receives an annual automatic non-discretionary stock option grant under the 2005 Molex Incentive Stock Option Plan. The options are granted on the date of the annual meeting of stockholders with an exercise price equal to the fair market value of the Class A Common Stock on the grant date. Each option vests ratably over four years commencing on the first anniversary of the grant date and expires five years from the grant date. The number of shares underlying the option is 200 multiplied by the number of years of service or fraction thereof. This multiple increases to 500 if the following two financial conditions are met for the fiscal year ended immediately prior to the grant:

(1)	Molex’s net profits (after taxes) are at least 10% of the net sales revenue as reported in the audited financial statements; and

(2)

Molex’s net sales revenue increase as compared to the prior year’s net sales revenue as reported in the audited financial statements exceeds 1.5 times the “Worldwide Growth” of the general connector market as determined by at least one outside independent connector consultant.

Notwithstanding the foregoing, the number of shares underlying a stock option grant cannot exceed 3,000 shares or have a fair market value in excess of $100,000.

     - Deferred Compensation Plan

Our non-employee directors are eligible to participate in deferred compensation plans under which they may elect on a yearly basis to defer all or a portion of the following year’s compensation. The two plans are the Molex Deferred Compensation Plan (DCP) and the Molex 2005 Outside Directors’ Deferred Compensation Plan (2005 DCP). The 2005 DCP replaced the DCP.

Under the terms of the DCP, a non-employee director may elect to have the deferred compensation (i) accrue interest during each calendar quarter at a rate equal to the average six month Treasury Bill rate in effect at the beginning of each calendar quarter, or (ii) converted to stock units at the closing price of the Common Stock on the date the compensation would otherwise be paid. Upon termination of service as a director, the accumulated amount will be distributed as elected by a participant. On July 28, 2006, the Board of Directors amended the DCP and the 2005 DCP such that stock units credited to a non-employee director’s account will be distributed in shares of Molex Common Stock rather than cash.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Molex stock beneficially owned by each director, each executive officer named in the Summary Compensation Table (Named Executive Officers), and by all directors and executive officers as a group as of August 29, 2006. Molex’s Class A Common Stock is included in the table for informational purposes.

					Class B		Total	Class A
	Common Stock				Common Stock		Voting	Common Stock
Name	Shares(1)		Options(2)%		Shares	%	Shares	Shares(1)		Options(2)%
Michael J. Birck	30,306		-	*	-	-	30,306	-		5,900	*
Douglas K. Carnahan	25,631		-	*	-	-	25,631	3,750		4,500	*
Michelle L. Collins	2,962		-	*	-	-	2,962	-		500	*
Edgar D. Jannotta	140,280		-	*	-	-	140,280	70,989		10,500	*
Frederick A. Krehbiel	26,903,054	(3)	-	27.1	47,052.5	49.9	26,950,106.5	123,564	(4)	79,829	*
Fred L. Krehbiel	958,120		-	1.0	1,701	1.8	959,821	601,214		15,251	*
John H. Krehbiel, Jr.	32,385,158	(5)	-	32.6	42,799.5	45.4	32,427,957.5	5,988,904	(6)	75,003	7.2
David L. Landsittel	1,621		-	*	-	-	1,621	-		50	*
Joe W. Laymon	6,117		-	*	-	-	6,117	-		500	*
Donald G. Lubin	29,310		-	*	-	-	29,310	9,074		5,900	*
Masahisa Naitoh	9,041		-	*	-	-	9,041	-		5,900	*
Robert J. Potter	48,602		-	*	-	-	48,602	9,426		10,500	*
Martin P. Slark (7)	137,690		328,125	*	-	-	465,815	61,148		562,292	*
Liam G. McCarthy	27,631		-	*	-	-	27,631	31,654		113,335	*
Robert B. Mahoney (8)	15,998		24,414	*	-	-	40,402	43,157		423,472	*
All directors and	39,482,402		508,787	40.2	91,553	97.1	40,082,742	7,053,784		2,231,620	11.0
executive officers
as a group (22
people) (9)

*	Less than 1%

(1)

Includes stock units credited to the accounts of non-employee directors under Molex’s deferred compensation plans. See “Compensation of Directors.” Stock units are distributed in shares of Common Stock. Messrs. Jannotta and Potter were participants in the DCP at the time that Molex issued its Class A Common Stock so their stock unit accounts were credited with one share of Class A Common Stock for each share of Common Stock credited to their accounts at the time of the issuance.

(2)	These are stock options exercisable within 60 days of August 29, 2006.

(3)

Includes 25,035,621 shares beneficially owned indirectly by Mr. Krehbiel, including 46,347 shares owned by the John H. Krehbiel Trust (Trust), and 21,207,343 shares held by the Krehbiel Limited Partnership (Partnership). Mr. Krehbiel is co-trustee of the Trust with his brother, John H. Krehbiel, Jr. Mr. Krehbiel, John H. Krehbiel, Jr., and the Trust are each general partners and limited partners of the Partnership and share the power to vote and dispose of the shares held by the Partnership. 3,578,186 of these shares are owned indirectly as trustee for family members and, as to such shares, Mr. Krehbiel expressly disclaims beneficial ownership and/or personal beneficial interest therein.

(4)

Includes 121,966 shares beneficially owned indirectly by Mr. Krehbiel, including 4,956 shares owned by the Trust. 113,344 of these shares are owned indirectly as trustee for family members and, as to such shares, Mr. Krehbiel expressly disclaims beneficial ownership and/or personal beneficial interest therein.

(5)

Includes 22,157,671 shares beneficially owned indirectly by Mr. Krehbiel, including 46,347 shares owned by the Trust and 21,207,343 shares held by the Partnership. See footnote (3) above. 697,029 shares are owned indirectly as trustee for family members and, as to such shares, Mr. Krehbiel expressly disclaims beneficial ownership and/or personal beneficial interest therein.

(6)

Includes 387,695 shares beneficially owned indirectly by Mr. Krehbiel, including 4,956 shares owned by the Trust. 379,137 shares are owned indirectly as trustee for family members and, as to such shares, Mr. Krehbiel expressly disclaims beneficial ownership and/or personal beneficial interest therein.

(7)	Includes 643 Common Stock shares and 9,641 Class A Common Stock shares beneficially owned by family members.

(8)	Includes 14 Class A Common Stock shares beneficially owned by a trust and family members.

(9)	The Partnership and Trust shares beneficially owned by both Frederick A. Krehbiel and John H. Krehbiel, Jr., are counted once for purposes of these totals.

Stock Ownership Guidelines for Directors and Executive Officers

The stock ownership guidelines for non-employee directors require them to own 500 shares (and/or stock units) of Molex stock within three years of service and 1,000 shares (and/or stock units) of Molex stock within six years of service. As of August 29, 2006, each non-employee director had met the stock ownership guidelines.

Under the stock ownership guidelines for executive officers, each executive officer is required to own Molex stock equal in value to at least two times his or her annual base salary. A new executive officer is given five years to meet these guidelines. Molex will make exceptions to these guidelines for an executive officer expected to retire within three years or for economic hardship. As of August 29, 2006, each executive officer had met, or was on track to meet, the stock ownership guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Molex’s directors and certain of its officers to file reports of their ownership of Molex stock and of changes in such ownership with the SEC. SEC regulations also require Molex to identify in this Proxy Statement any person subject to this requirement who failed to file any such report on a timely basis. Based on Molex’s review of the reports it has received or assisted in preparing, Molex believes that all of its directors and officers complied with all the reporting requirements applicable to them with respect to transactions during fiscal year 2006, except that amended reports were filed on August 9, 2005 on behalf of the following executive officers to correct prior timely reports filed on August 1, 2005: Louis A. Hecht, James E. Fleischhacker, Robert B. Mahoney, Kathi M. Regas, Ronald L. Schubel and Martin P. Slark.

SECURITY OWNERSHIP OF MORE THAN 5% STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of the stockholders of more than 5% (other than directors and executive officers) of the outstanding Molex stock as of August 29, 2006. Molex’s Class A Common Stock is included in the table for informational purposes.

	Common Stock		Class A Common Stock
Name	Shares	%	Shares	%
Krehbiel Limited Partnership (1)	21,407,343	21.5	-	-
2222 Wellington Court
Lisle, IL 60532
GE Asset Management Inc. (2)	-	-	21,909,889	26.0
3001 Summer Street
P.O. Box 7900
Stamford, CT 06904
AMVESCAP PLC (3)	-	-	13,240,840	15.7
30 Finsbury Square
London, EC2A 1AG
United Kingdom
FMR Corp. (4)	6,634,214	6.7	-	-
82 Devonshire Street
Boston, MA 02109
Cooke & Bieler, L.P. (5)	5,794,435	5.8	-	-
1700 Market Street
Philadelphia, PA 19103
Wells Fargo & Company (6)	-	-	4,591,518	5.4
420 Montgomery Street
San Francisco, CA 94104

(1)	As reported in a Schedule 13D filed on October 28, 2005. See footnote (3) of the Security Ownership of Directors and Executive Officers table.

(2)

As reported in a Schedule 13G filed on February 14, 2006, by GE Asset Management Inc. (GEAM), the Trustees of General Electric Pension Trust (GEPT), and GE Frankona Ruckversicherungs AG (GEFR). GEAM reports that it exercises sole voting power over 12,501,015 shares, shared voting power over 4,704,437 shares, and sole disposition power over 12,501,015 shares. GEPT reports that it exercises shared voting power over 4,527,637 shares. GEFR reports that it exercises shared voting power over 176,800 shares. General Electric Company disclaims beneficial ownership of such shares.

(3)

As reported in a Schedule 13G filed on February 13, 2006, by AMVESCAP PLC, Aim Funds Management, Inc. (AIM), Atlantic Trust Company, N.A. (ATC) and Stein Roe Investment Counsel, Inc. (Stein Roe). AIM reports that it exercises sole voting and disposition power over 13,211,885 shares, ATC reports that its exercises sole voting and disposition power over 1,108 shares, and Stein Roe reports that it exercises sole voting and disposition power over 27,847 shares. AMVESCAP disclaims beneficial ownership of such shares.

(4)

As reported in a Schedule 13G filed on February 14, 2006, by FMR Corp. and Edward C. Johnson. FMR and Mr. Johnson report that they exercise sole voting power over 632,614 shares and sole disposition power over all of the shares.

(5)	As reported in a Schedule 13G filed on February 14, 2006, by Cooke & Bieler, L.P. Cooke & Bieler reports that it exercises shared voting and disposition power over such shares.

(6)

As reported in a Schedule 13G filed on February 14, 2006, by Wells Fargo & Company. Wells Fargo reports that it exercises sole voting power over 3,914,584 shares, shared voting power over 20,242 shares, sole disposition power over 3,323,242 shares, and shared disposition power over 140,376 shares.

ITEM 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Ernst & Young LLP (E&Y) as Molex’s independent auditors for the fiscal year ending June 30, 2007, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. A representative of E&Y is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of E&Y as Molex’s independent auditors is not required by the Bylaws or otherwise, but the Board believes that, as a matter of corporate practice, the selection of E&Y should be submitted to Molex’s stockholders for ratification. If the stockholders do not ratify the selection, the Audit Committee will consider whether or not to retain E&Y. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of Molex and its stockholders.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2

AUDIT MATTERS

Audit Committee Report

The Audit Committee reports to and acts on behalf of the Molex Board of Directors by providing oversight of the financial management, legal compliance programs, independent auditors, Ernst & Young LLP (E&Y), risk management processes and financial reporting controls and accounting policies and procedures of Molex. Molex’s management is responsible for preparing the financial statements and systems of internal control, and E&Y is responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Molex in conformity with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the consolidated financial statements for the fiscal year ended June 30, 2006 with management and E&Y. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has discussed with E&Y matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committee, as amended. In addition, E&Y has provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and E&Y have discussed the auditors’ independence from Molex and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by E&Y and the fees and costs billed and expected to be billed by E&Y for those services. All of the non-audit services provided by E&Y have been pre-approved by the Audit Committee in accordance with its Pre-Approval Policy. When approving the retention of E&Y for these non-audit services, the Audit Committee has considered whether the retention of E&Y for these non-audit services is compatible with maintaining auditor independence.

The Audit Committee also has discussed separately with Molex’s internal auditor and E&Y, with and without management present, their evaluations of Molex’s internal accounting controls and the overall quality of Molex’s financial reporting.

In further reliance on the reviews and discussions with management and E&Y referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in Molex’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board, and the Board has approved subject to stockholder ratification, the selection of E&Y as Molex’s independent auditors for the fiscal year ending June 30, 2007.

Audit Committee:
Douglas K. Carnahan, Chairman
Robert J. Potter
David L. Landsittel

Auditor Transition

The Audit Committee engaged E&Y to serve as Molex’s independent auditors on December 9, 2004. Deloitte & Touche LLP (Deloitte), Molex’s former independent auditors, resigned on November 13, 2004. Incorporated herein by reference are the Form 8-K and the Form 8-K/A (including the letter of Deloitte filed as an exhibit to the Form 8-K/A) filed by Molex with the SEC on November 18, 2004 and December 1, 2004, respectively, in connection with the change in Molex’s independent auditors.

In connection with the potential engagement as Molex’s new independent auditors, Molex and E&Y discussed the nature of the matters described in Item 4.01 of the Form 8-K and in the Form 8-K/A, including the reportable event disclosed therein and the matter that was the subject of a disagreement with Deloitte (as defined in paragraph 304(a)(1)(iv) of Regulation S-K).

During the fiscal years ended June 30, 2003 and 2004, and during the interim period through the date of E&Y’s engagement on December 9, 2004, Molex did not consult with E&Y regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Molex’s financial statements, and neither a written report was provided to Molex nor oral advice was provided that E&Y concluded was an important factor considered by Molex in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

Independent Auditors’ Fees

The following table presents fees for professional audit services rendered by Molex’s independent auditors for the audit of Molex’s annual financial statements for the years ended June 30, 2005 and June 30, 2006, and fees billed for other services rendered by the independent auditors during those periods. Deloitte served as Molex’s independent auditors for part of the year ended June 30, 2005. Deloitte resigned as Molex’s independent auditors on November 13, 2004, and Molex engaged E&Y on December 9, 2004.

	FY2006	FY2005
	E&Y	E&Y	Deloitte
Audit Fees (1)	$ 3,138,668	$ 6,836,969	$ 238,500
Audit-Related Fees (2)	$ 75,695	-	$ 18,250
Tax Fees (3)	$ 824,842	$ 17,806	$ 103,636
All Other Fees (4)	$ 43,000	-	-
Total	$ 4,082,205	$ 6,854,775	$ 360,386

(1)

Audit Fees were principally for audit work performed on the consolidated financial statements and internal control over financial reporting, as well as work generally only the independent auditors can reasonably be expected to provide, such as statutory audit services. For FY2005, the fees paid to E&Y include fees for their audit of the financial statements for fiscal year 2003, 2004 and 2005. The audit fees for fiscal year 2005 alone were $3,686,969.

(2)

Audit-related fees were principally for consultations as to the accounting or disclosure treatment of transactions or events, services related to post-acquisition reviews, royalty audits and local grant audits, preliminary due diligence pertaining to potential business acquisitions/dispositions and financial statement audits of employee benefit plans.

(3)

Tax fees were principally for services related to domestic and international tax compliance and reporting, including services related to expatriate tax compliance, and assistance with Molex’s computation of foreign sales and leasing income.

(4)

Molex generally does not engage its independent auditors for “other” services. During fiscal year 2006, Molex reimbursed E&Y for its reasonable costs incurred in responding to discovery subpoena related to the securities litigation in which Molex is involved.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors.

Management submits to the Audit Committee a list of services and related fees expected to be rendered during that year within each of four categories of services: audit services, audit-related services, tax services, and all other services. Prior to engagement, the Audit Committee pre-approves services within each category and the fees for each category are budgeted. The Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year by category of service. Pursuant to the policy, 100% of all audit-related services, tax services and all other services were pre-approved by the Audit Committee.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors. The Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee. The Chairman reports any pre-approval decisions to the Audit Committee at its next scheduled meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth summary information concerning certain compensation awarded, paid to, or earned by the Named Executive Officers for all services rendered in all capacities to Molex for the years ended June 30, 2006, 2005 and 2004.

Summary Compensation Table
					Long-Term
		Annual Compensation(1)			Compensation Awards
					Restricted	Securities
Name and		Base		Other Annual	Stock	Underlying	All Other
Principal Position	Year	Salary	Bonus	Compensation	Awards(2)	Options	Compensation(3)
Frederick A. Krehbiel	2006	$ 450,000	$343,935	$1,239(4)	-	80,000	$56,961
Co-Chairman	2005	$ 450,000	-	$125(4)	-	40,000	$77,463
	2004	$ 450,000	$195,570	$57,060(4)	-	20,000	$54,567

John H. Krehbiel, Jr.	2006	$ 450,000	$343,935	$1,777(4)	-	80,000	$47,139
Co-Chairman	2005	$ 450,000	-	$500(4)	-	40,000	$77,658
	2004	$ 450,000	$195,570	$57,462(4)	-	20,000	$75,270

Martin P. Slark	2006	$ 750,000	$617,775	$54,368(5)	$1,491,250	187,500	$73,341
Vice Chairman and	2005	$ 624,117	-	$50,655(5)	$ 495,200	175,000	$94,112
Chief Executive	2004	$ 570,835	$300,000	$44,983(5)	$ 519,800	175,000	$59,871
Officer

Liam G. McCarthy(6)	2006	$ 525,000	$432,443	$829,819(7)	$ 588,500	150,000	$ 3,089
President and Chief	2005	$ 286,667	-	$-	$ 94,387	17,800	$38,986
Operating Officer	2004	$ 234,378	$4,825	$-	$ 75,865	17,990	$22,188

Robert B. Mahoney	2006	$ 545,004	$338,106	$290,084(8)	$ 596,500	75,000	$55,378
Executive Vice	2005	$ 524,485	-0-	$225,552(8)	$ 396,160	125,000	$60,161
President	2004	$ 462,473	$232,800	$164,676(8)	$ 415,840	125,000	$49,046

(1)	Includes amounts paid and deferred at the election of a Named Executive Officer.

(2)

These amounts represent the value of stock bonus awards granted under the 2000 Molex Long-Term Stock Plan and are calculated by multiplying the number of shares underlying a stock bonus award by the closing market price of Class A Common Stock on the grant date. Stock bonus awards vest ratably over four years commencing on the first anniversary of the grant date. Cash dividends are payable with respect to shares that have been distributed. The table below sets forth the number of stock bonus awards granted by year and the total number of stock bonus awards and dollar value of awards held by the Named Executive Officers as of June 30, 2006 (based on a closing market price of $28.73).

				Stock Bonus Awards
	Stock Bonus Awards by Year			as of June 30, 2006
Name	2004	2005	2006	Total Holdings	Dollar Value
Frederick A. Krehbiel	-	-	-	-	-
John H. Krehbiel, Jr.	-	-	-	-	-
Martin P. Slark	20,000	20,000	62,500	82,500	$ 2,370,225
Liam G. McCarthy	2,919	3,700	25,000	22,059	$ 633,755
Robert B. Mahoney	16,000	16,000	25,000	41,000	$ 1,177,930

(3)

The table below sets forth for each Named Executive Officer for fiscal years 2006, 2005 and 2004 (a) Molex matching contributions to the 401(k) Plan, (b) Molex contributions to the Molex Profit Sharing and Retirement Plan (Profit Sharing Plan), (c) Molex contributions to the Molex Supplemental Executive Retirement Plan (SERP), (d) insurance premiums paid by Molex for life insurance, and (e) for Mr. McCarthy, contributions to the Molex Ireland pension plan for fiscal years 2004 and 2005. Molex makes matching contributions to the 401(k) Plan for each of the Named Executive Officers on the same terms as applicable to all participating employees. The Profit Sharing Plan is a defined contribution plan pursuant to which Molex makes discretionary annual contributions of a fixed percentage of eligible compensation to a participant’s account. Molex makes contributions to the Profit Sharing Plan for each of the Named Executive Officers on the same terms as applicable to all participating employees. The SERP is a non-qualified defined contribution and deferred compensation plan available to participants in the Profit Sharing Plan who are affected by U.S. tax limits on participation in that plan.

			Profit		Insurance	Molex Ireland
Name	Year	401(k)	Sharing	SERP	Premiums	Pension Plan
Frederick A. Krehbiel	2006	$2,100	$19,320	$23,943	$11,598	-
	2005	$2,050	$18,860	$43,538	$13,015	-
	2004	$2,000	$18,400	$24,617	$9,550	-

John H. Krehbiel, Jr.	2006	$2,100	$19,320	$23,943	$1,776	-
	2005	$2,050	$18,860	$43,538	$13,210	-
	2004	$2,000	$18,400	$24,617	$30,253	-

Martin P. Slark	2006	$2,100	$19,320	$48,083	$3,838	-
	2005	$2,050	$18,860	$68,152	$5,050	-
	2004	$2,000	$18,400	$35,286	$4,185	-

Liam G. McCarthy	2006	$1,313	-	-	$1,776	-
	2005	-	-	-	-	$38,986
	2004	-	-	-	-	$22,188

Robert B. Mahoney	2006	$2,100	$19,320	$32,182	$1,776	-
	2005	$2,050	$18,860	$34,641	$4,610	-
	2004	$2,000	$18,400	$25,356	$3,290	-

(4)	The amounts shown were reimbursed for the payment of taxes. For 2004, the amounts shown were reimbursed principally for the payment of taxes relating to the vesting of stock bonus awards.

(5)	The amounts shown for 2006 and 2005 include $24,675 and $22,050, respectively, for financial planning services, and $20,238 and $16,099, respectively, for use of an automobile provided by Molex, and also include amounts reimbursed for the payment of taxes. The amount shown for 2004 was reimbursed principally for the payment of taxes relating to the vesting of stock bonus awards.

(6)	Mr. McCarthy was appointed President and Chief Operating Officer effective July 1, 2005.

(7)	The amount shown relates primarily to Mr. McCarthy’s relocation to the U.S., and includes a $450,000 cost of housing differential, and $293,426 reimbursed for the payment of taxes relating to his relocation.

(8)	The amounts shown are principally related to Mr. Mahoney’s overseas assignment in Singapore and include for 2006, 2005 and 2004, $116,762, $107,902 and $99,475, respectively, in housing, relocation, tax equalization and education expenses. The amounts shown also include reimbursements for the payment of taxes.

Stock Option Grants. The following table sets forth information concerning grants of stock options to purchase shares of Molex Class A Common Stock made during the year ended June 30, 2006, to each of the Named Executive Officers:

Option Grants in Fiscal Year 2006

	Individual Grants
	No.	Percentage of			Potential Realizable Value
	Securities	Total Options			at Assumed Annual Rates
	Underlying	Granted to			of Stock Price Appreciation
	Options	Employees in	Exercise	Expiration	for Option Term(1)
Name	Granted(2)	Fiscal Year(3)	Price	Date	5%	10%
Frederick A. Krehbiel	80,000	3.29%	$23.86	10/28/2010	$527,366	$1,165,342
John H. Krehbiel, Jr.	80,000	3.29%	$23.86	10/28/2010	$527,366	$1,165,342
Martin P. Slark	187,500	7.71%	$23.86	10/28/2010	$1,236,015	$2,731,269
Liam G. McCarthy	150,000	6.17%	$23.54	07/10/2010	$975,550	$2,155,711
Robert B. Mahoney	75,000	3.09%	$23.86	10/28/2010	$494,406	$1,092,508

(1)	Based on the term of the option at the time of grant, which is five years for the stock options shown in the table above. The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with SEC rules and regulations and do not represent Molex’s estimates of stock price appreciation. No valuation method can accurately predict future stock prices or option values because there are too many unknown factors. No gain to the optionee is possible unless the stock price increases over the option term and such a gain in stock price would benefit all stockholders.

(2)	Options shown in the table vest ratably over four years commencing on the first anniversary of the grant date and expire five years from the grant date. The vesting of options will be accelerated upon the death, disability or retirement after age 59½ of the optionee.

(3)	Based on 2,430,579 shares of Class A Common Stock subject to options granted in fiscal year 2006 to Molex’s employees under all stock option plans maintained by Molex.

Aggregated Option Exercises. The following table sets forth information (on an aggregated basis) concerning each exercise of stock options during the year ended June 30, 2006, by each of the Named Executive Officers and the final year-end value of unexercised options:

Aggregated Option Exercises and Year-End Option Values for Fiscal Year 2006

		No. Shares		At June 30, 2006
		Acquired		No. Unexercised		Value of Unexercised In-the-
	Stock	Upon	Value	Options		Money Options(1)
Name	Class	Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable
F. A. Krehbiel	Common	-	-	-	-	-	-
	Class A	-	-	70,004	129,996	$304,997	$598,565
J. H. Krehbiel	Common	-	-	-	-	-	-
	Class A	20,000	$107,357	50,004	129,996	$274,106	$598,565
M. P. Slark	Common	-	-	214,495	363,165	$2,624,792	$4,509,108
	Class A	21,165	$561,678	577,084	571,250	$1,943,912	$4,917,013
L. G. McCarthy	Common	24,218	$413,924	-	-	-	-
	Class A	45,228	$551,313	88,595	231,578	$95,630	$2,129,892
R. B. Mahoney	Common	-	-	24,414	150,000	$403,954	$1,026,626
	Class A	18,434	$492,152	485,194	339,000	$1,244,323	$2,806,445

(1)	Value of unexercised in-the-money options is calculated based on the fair market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on June 30, 2006, at a price of $33.57 per share of Common Stock and $28.73 per share of Class A Common Stock, the fair market value of the underlying securities on that date.

(2)	Value realized is based on the fair market value of the underlying stock on the respective exercise dates, minus the applicable exercise price, and does not necessarily indicate that the optionee sold stock on that date, at that price, or at all.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Individual Arrangements Involving Future Compensation

On February 1, 1991, each of Frederick A. Krehbiel and John H. Krehbiel, Jr., entered into an agreement with Molex pursuant to which Molex has agreed that if he dies while employed by Molex, Molex will pay his wife, if she survives him, $125,000 per year for the remainder of her life. Starting with January 1, 1992, the annual amount is automatically adjusted every January 1 to reflect an increase (or decrease) in the Consumer Price Index for the preceding calendar year at the rate of said increase or decrease. Each agreement terminates in the event that employment with Molex terminates for any reason other than death.

Compensation of Employee Director

Fred L. Krehbiel is a member of the Board and is also employed by Molex in a non-executive capacity as President of the Connector Products Division of the Americas Region. During fiscal year 2006, Mr. Krehbiel received a base salary of $206,336 and earned a bonus of $80,305. On October 28, 2005, he was granted a stock option to purchase 15,000 shares of Molex Class A Common Stock at an exercise price equal to the fair market value of the stock on the grant date. The option vests ratably over four years commencing on the anniversary of the grant date, and expires five years following the grant date. In addition, Mr. Krehbiel received approximately $33,011 in other compensation in fiscal year 2006 comprised principally of use of a company car and amounts contributed to qualified and non-qualified benefit plans. Mr. Krehbiel is eligible to participate in Molex’s compensation, benefit and health and welfare plans to the same extent as all other Molex employees.

Advancement of Legal Expenses

Pursuant to the provisions of Molex’s certificate of incorporation, fees and other expenses incurred in connection with previously disclosed litigation and other legal proceedings are being advanced on behalf of certain of our directors and executive officers by Molex. During fiscal year 2006 and the first quarter of fiscal year 2007, Molex advanced $94,852 on behalf of each of Frederick A. Krehbiel and John H. Krehbiel, Jr., and $134,408 on behalf of Louis A. Hecht.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board (Committee) has the responsibility to establish and oversee Molex’s compensation for executive officers. The specific responsibilities of the Committee include approving corporate goals and objectives for the Chief Executive Officer (CEO) and evaluating the performance of the CEO in light of the approved goals and objectives. The Committee is composed entirely of independent non-employee directors. When appropriate, the Committee uses the services of a compensation consultant for advice regarding trends and recommendations on various issues associated with the executive compensation program. The Committee reports to the Board on its actions and recommendations following each meeting. A copy of the Committee’s charter is posted on Molex’s Web site, www.molex.com, on the Investor Relations page under Corporate Governance.

Executive Compensation Principles

The objectives of Molex’s executive compensation program are to attract world-class executive talent, retain key leaders, reward short- and long-term performance, and align executives’ long-term interests with those of Molex’s stockholders. To achieve these objectives, the Committee uses the following guiding principles in the design and administration of Molex’s executive compensation program:

  Compensation levels must be competitive with the marketplace in order to attract and retain the high-performing executives needed to achieve Molex’s financial and strategic objectives.

  Compensation should be a result of Molex’s performance overall and individual performance.

  Compensation should balance short-term and long-term financial and strategic objectives that build stockholder value.

The Committee uses survey data provided by a compensation consultant to benchmark Molex’s executive compensation. The companies included in the survey data are manufacturing and electronics companies similar in size to Molex. Molex believes that it is most likely to compete for executive talent with this peer group of companies. Molex seeks to have its overall executive compensation be at or above that of the peer group. When compared to the peer group, the base salary and annual cash bonus of Molex’s CEO are below the median for his level, and the salaries and annual cash bonuses of other executive officers are generally at or above the median. In recent years, other than promotional grants, Molex’s executive equity grants have generally been at the median range.

Components of Executive Compensation

Molex’s executive compensation program is comprised of three elements: base salary, merit bonuses and long-term incentives. The Committee followed the guiding principles outlined above in the development and administration of these elements.

     Base Salaries

Base salaries for Molex’s executive officers are determined based on individual performance and experience and compared to the salaries of executives in similar positions in the second and third highest quartiles of the peer group. While there is no specific weight given to a particular factor in determining salary increases, individual performance is the principal factor. The base salaries paid to the named executive officers for fiscal year 2006 are included in the Summary Compensation Table.

     Merit Bonuses

The merit bonus is a short-term annual incentive paid in cash pursuant to a plan that covers all executive officers, including the CEO, and provides that a bonus will be paid upon the achievement of two performance metrics: a profit-before-tax (PBT) goal and performance against previously defined individual goals. Under the plan, the Committee determines the target bonus opportunity for each executive officer based on the achievement of minimum, target and maximum performance goals. The bonus opportunity for executive officers ranges from 25% to 150% of salary. The PBT metric is not discretionary, but the individual goal metric is discretionary based on the Committee’s evaluation of the executive officer’s performance. The Co-Chairmen of the Board are not assigned individual goals - the Committee determines, in its sole discretion, the percent of base salary that should be awarded to each of the Co-Chairmen under this metric.

Bonus payments to executive officers may be more or less than the target bonus as a function of Molex’s results and individual performance. If the minimum performance goals are not achieved, no bonus is payable under the plan. The Committee, in its discretion, may downwardly adjust the potential bonus award to a lesser percentage in the event of certain circumstances. In addition, the Committee, in its discretion, may award an additional percentage not to exceed 30% of base salary to reflect exceptional contributions to Molex. In July 2006, the Committee awarded merit bonuses to executive officers for fiscal year 2006 based on the two metrics described above. The merit bonuses paid to the named executive officers for fiscal year 2006 are included in the Summary Compensation Table.

     Long-Term Incentives

Molex awards a combination of stock options and stock bonus awards to focus executive officers on long-term value creation and the achievement of key performance goals. Under the terms of the applicable equity plan, executive officers receive stock options that provide them with the right to buy a fixed number of shares of Molex Class A Common Stock at the fair market value of the stock on the grant date. Generally, options vest ratably over four years beginning on the first anniversary of the grant date. Stock bonus awards are grants of shares of Molex Class A Common Stock – they are the functional equivalent of restricted stock and there is no cost to executive officers for these awards. Generally, stock bonus awards vest ratably over four years beginning on the first anniversary of the grant date. The stock options and stock bonus awards granted to the named executive officers for fiscal year 2006 are included in the Summary Compensation Table and/or the Option Grants Table.

Executive Perquisites

Molex provides perquisites designed to attract and retain executive officers. Some perquisites are intended to serve a specific business need for the benefit of Molex; however, it is understood that some may be used for personal reasons as well. The Summary Compensation Table and related footnotes include information relating to perquisites received by the named executive officers during fiscal year 2006.

The Committee has adopted a perquisite pre-approval policy. Under this policy, certain perquisites and maximum amounts for such perquisites have been pre-approved by the Committee. The Committee must separately approve any perquisites not specifically included in the policy or amounts that exceed the maximum amounts in the policy.

Chief Executive Officer Compensation

Mr. Slark was promoted to the position of Vice Chairman and CEO effective July 1, 2005. His base salary was set at $750,000, effective on the date of his promotion. Mr. Slark participates in the same programs and receives compensation based on the same factors as the other executive officers. However, Mr. Slark’s compensation reflects a greater degree of policy and decision-making authority and a higher level of accountability for Molex’s strategic direction and financial and operating results.

In July 2006, the Committee conducted an evaluation of Mr. Slark’s performance during fiscal year 2006 against the goals and objectives that the Committee had set for him. For fiscal year 2006, these goal areas included: a profit-before-tax goal; development of a strategy and organizational structure that will allow Molex to achieve growth and profitability; execution of the planned restructure without negative impact on customer service metrics; implementation of growth initiatives that lead to increased new product and new market sales; initiation of a drive to improve quality metrics; and the continued development of the leadership team. Based on the Committee’s evaluation of Mr. Slark’s performance and Molex’s positive financial results for fiscal year 2006, Mr. Slark received a salary increase of 12.95% resulting in a base salary of $850,000, effective September 1, 2006.

As noted above, in July 2006 the Committee awarded merit bonuses for fiscal year 2006 performance. In recognition of both Molex’s and his own accomplishments, Mr. Slark was awarded a merit bonus of $617,775, which is 82.37% of his base salary.

On October 28, 2005, Mr. Slark was granted an option to purchase 187,500 shares of Molex Class A Common Stock at 100% of fair market value on the grant date, or $23.86 per share, and a stock bonus award of 62,500 shares of Molex Class A Common Stock. The grant recognizes Mr. Slark’s promotion to the position of CEO and the substantial contributions made by Mr. Slark to the long-term growth and performance of Molex.

Tax Deductibility Considerations

Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million paid to certain executive officers is generally not deductible for purposes of corporate federal income taxes. However, qualified performance-based compensation within the meaning of Section 162(m) and applicable regulations remains deductible. The Committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policies and practices. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. Where it deems advisable, Molex will take appropriate action to maintain the tax deductibility of its executive compensation.

Compensation Committee:
Robert J. Potter, Chairman
Masahisa Naitoh
Joe W. Laymon

PERFORMANCE GRAPH

The performance graph set forth below shows the value of an investment of $100 on June 30, 2001 in each of Molex Common Stock, Molex Class A Common Stock, the S&P 500 Index, and a Peer Group Index. The Peer Group Index includes 50 companies (including Molex) classified in the Global Sub-industry Classifications “Electronic Equipment Manufacturers,” “Electronic Manufacturing Services,” and “Technology Distributors.” All values assume reinvestment of the pre-tax value of dividends paid by Molex and the companies included in these indices, and are calculated as of June 30 of each year. The historical stock price performance of Molex’s Common Stock and Class A Common Stock is not necessarily indicative of future stock price performance.

Comparison of Five-Year Cumulative Total Return
(Value of Investment of $100 on June 30, 2001)

	06/30/01	06/30/02	06/30/03	06/30/04	06/30/05	06/30/06
Molex Common Stock	$100	$92.08	$74.49	$88.76	$72.44	$94.10
Molex Class A Common Stock	$100	$92.33	$77.83	$92.62	$80.20	$98.97
S&P 500	$100	$82.01	$82.22	$97.93	$104.12	$113.11
Peer Group Index	$100	$67.36	$59.12	$85.42	$73.58	$84.89

EQUITY COMPENSATION PLAN INFORMATION

Molex currently maintains equity compensation plans that provide for the issuance of Molex stock to directors, executive officers and other employees. The following table sets forth information regarding outstanding options and shares available for future issuance under these plans as of June 30, 2006.

(c)
Number of securities
remaining available for
	(a)		(b)		future issuance under
	Number of Shares to be		Weighted-average		equity compensation
	issued upon exercise of		exercise price of		plans (excluding shares
	outstanding options		outstanding options		reflected in column (a))
		Class A		Class A		Class A
	Common	Common	Common	Common	Common	Common
Plan Category	Stock	Stock	Stock	Stock	Stock	Stock
Equity compensation plans approved by
stockholders	2,050,120	11,308,210	$22.74	$19.97	-	10,002,244
Equity compensation plans not approved by
stockholders*	5,015	-	$11.01	-	-	-
Total	2,055,135	11,308,210	$22.71	$19.97	-	10,002,244

*	The 1990 Molex Incorporated Stock Option Plan was adopted by the Board of Directors on February 1, 1990, and expired on June 30, 1999. Employees of Molex, other than executive officers, were eligible to receive grants of nonqualified stock options under the plan. Generally, stock options vested ratably over four years following the anniversary of the grant date and expired one year from the date the option was fully vested. From time to time, employees were granted long-term stock options that vested 100% six to eight years following the grant date. The option price of options granted under the plan could not be less than 10% or more than 100% of the fair market value of the Common Stock on the grant date. The vesting of stock options was and will be accelerated upon the death, disability or retirement after age 59½ of the optionee.

OTHER MATTERS

Code of Business Conduct and Ethics

Molex has adopted a Code of Business Conduct and Ethics. The full text of the Code can be found on Molex’s Web site at www.molex.com. The Code applies to directors, officers and employees of Molex. Molex intends to post any amendments to or waivers from the Code on its Web site.

Householding of Proxy Materials

The SEC allows Molex to send a single proxy statement and annual report to two or more stockholders who share the same address, subject to certain conditions. This practice is known as householding. If your household received multiple copies of the proxy statement and annual report and you wish to receive only one copy, please call your bank or broker or contact Investor Relations at (630) 527-4447. Conversely, if your household received only one copy of the proxy statement and annual report and you would prefer to receive separate copies for each account, please call your bank or broker or Investor Relations and ask to have your accounts removed from the householding program.

Appendix I

MOLEX INCORPORATED
AUDIT COMMITTEE CHARTER
(Revised as of April 28, 2006)

I. Purpose

The Audit Committee (the “Committee”) is appointed by the board of directors (the “Board”) for the purpose of assisting the Board in its oversight activities relating to the following matters:

1.	The quality and integrity of the financial statements of the Corporation,

2.	The quality and integrity of the internal controls and other accounting, auditing and reporting practices and processes of the Corporation;

3.	The audits of the Corporation’s financial statements;

4.	Compliance by the Corporation with legal and regulatory requirements;

5.	Activities of the Corporation’s internal audit function; and

6.	Such other duties as requested by the Board.

II. Composition

The Committee shall consist of no fewer than three members proposed by the Nominating Committee and appointed by the Board annually. The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to the new members satisfying the criteria set forth below. Members of the Committee shall serve until their successors are appointed and qualify. The members of the Committee shall satisfy the following criteria:

1.	Meet the independence and other requirements of the National Association of Securities Dealers, Inc.’s Marketplace Rules and any other applicable laws, rules and regulations.

2.	Be able to read and understand fundamental financial statements including the Corporation’s balance sheets, income statements, and cash flow statements.

3.	At least one member of the Committee shall have accounting or related financial management expertise. The Board intends that the Committee will have at least one member who qualifies as an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission (“SEC”).

III. Meetings

     A. In General

The Committee is expected to maintain free and open communication (including private executive sessions) with the independent auditors, the head of the internal audit function and management of the Corporation.

     B. Frequency

The Committee shall meet at least four times each fiscal year or more often if the Committee deems it appropriate. The chairman of the Committee shall at the beginning of each year establish a schedule of meetings with additional meetings to be scheduled as required.

     C. Minutes

The corporate secretary (or a duly designated person) shall prepare minutes for all meetings of the Committee to document the Committee’s discharge of its responsibilities. The draft minutes shall be distributed as soon as practicable for comments and revisions and approved at a subsequent meeting of the Committee. The minutes shall be retained as part of the Corporation’s corporate records.

IV. Powers and Authority.

The Committee may request any officer or employee of the Corporation or its outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee is empowered to investigate any matter it deems appropriate, with full power to retain outside counsel or other advisors and full access to all books, records, facilities and personnel of the Corporation. The Committee has the authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors. The Committee also has the sole authority to approve the fees and other significant compensation to be paid to the independent auditors.

V. Duties and Responsibilities

     A. Roles of the Committee, Management and Independent Auditors

The Committee’s responsibility primarily is one of oversight. In addition, the Committee will provide to the independent auditors full access to the Committee (and the Board) to report on any and all matters as appropriate.

The responsibility for the completeness and accuracy of the financial statements in accordance with generally accepted accounting principles and the applicable rules and regulations rests with the Corporation’s management. In addition, management is responsible for establishing and maintaining an adequate system of internal controls.

The Corporation’s independent auditors are responsible for planning and conducting an audit of the Corporation’s annual consolidated financial statements and reviewing the Corporation’s quarterly financial statements. The auditors are accountable to the Committee.

     B. Committee’s Primary Duties in Support of Its Oversight Responsibilities

The Committee’s primary duties and responsibilities include:

1.	Select and Monitor the Independent Auditors

	a.	Selection and Retention. The Committee will select and retain the independent auditors who audit the financial statements of the Corporation.

	b.	Independence and Conflicts. In order to ensure the independent auditors’ independence without conflicts of interest, the Committee will do the following:

		i.	discuss and consider the auditors’ written statement delineating all relationships between the auditors and the Corporation (consistent with Independence Standards Board Standard and other applicable standard setting organizations or committees) and its affirmation that the auditors are in fact independent;

		ii.	establish guidelines regarding when and under what circumstances the Corporation may use the independent auditors for non-audit services including a review of the non-audit services provided to the Corporation by the independent auditors and the fees for such services;

		iii.	ensure partner rotation on the part of the independent auditors;

		iv.	establish guidelines restricting the hiring of certain persons previously employed by the Corporation’s independent auditors; and

		v.	take such other action as the Committee deems appropriate to verify the auditors’ independence.

	c.	Auditor Evaluation. The Committee will review and evaluate the effectiveness of the auditors’ performance. To this end, the Committee will annually inquire about the independent auditor’s internal quality control procedures including the results of any external and internal inspections of those procedures.

                    2.          Approve the Audit Process

The Committee will review and discuss the nature, scope, and rigor of the audit process, including the plan for the annual audit, including areas of risk exposure and the adequacy of staffing.

                    3.          Review the Financial Statements

The Committee will review the audited financial statements with management and the independent auditors. It is anticipated that these discussions will include quality of earnings, discussions of significant items subject to estimate, consideration of the suitability of accounting principles, review of highly judgmental areas, audit adjustments whether or not recorded and such other inquiries as may be appropriate and as may be required under Statement on Auditing Standards No. 61. Upon completion of its review, the Committee shall make a recommendation to the Board as to whether the financial statements should be included in the Corporation’s Annual Report on Form 10-K to be filed with the SEC.

The Committee will also review with management and the independent auditors the quarterly financial information prior to the Corporation’s filing of Quarterly Reports on Form 10-Q with the SEC.

                    4.          Review the Internal Audit Function

The Committee will review, at least annually, the scope and results of the internal audit program, including:

  Current and future programs of the Internal Audit Department including a review of the Internal Audit Department’s (a) planned scope of its program and activities, (b) the coverage and adequacy of its staff, and (c) an evaluation of the program’s effectiveness;

  Procedures for implementing accepted recommendations made by the independent auditors;

  Any significant matters contained in reports from the internal auditor; and

  Any other areas concerning internal auditing that the Committee deems necessary or advisable.

                    5.          Monitor Internal Controls and Disclosure Controls

The Committee will discuss with management, the internal auditor and the independent auditors the quality and adequacy of the Corporation’s internal controls and disclosure controls including periodic updates of recommendations made by the internal auditor and independent auditors and others to strengthen controls and management’s corrective actions.

                    6.          Monitor Complaints Concerning Matters Within the Committee’s Jurisdiction

The Committee will establish procedures concerning (a) the submission, receipt, retention and treatment of complaints and concerns regarding internal accounting controls, accounting matters, and audit matters and (b) the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

                    7.          Review Legal Compliance and Exposure

The Committee will discuss with the Corporation’s General Counsel the Corporation’s legal compliance policies, legal matters that may have a material impact on the financial statements, any material reports or inquiries received from regulators or governmental agencies, and other areas of oversight relating to legal compliance and significant financial exposure matters as may be appropriate. In addition, the Committee will obtain from the independent auditors assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

                    8.          Review and Approve Related Party Transactions

The Committee will review and approve all “related party transactions.” Related party transactions shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, Item 404 which includes, but is not limited to, any transaction involving more than $60,000 in which the Corporation or any of its subsidiaries or affiliates is a party and in which an executive officer or any immediate family member of an executive officer is a party.

                    9.     Review Risk Assessment and Risk Management Processes

To review annually with management the Corporation’s financial and business risk assessment and management policies and processes including the following:

  Identifying the Corporation’s most significant risks;

  Reviewing the Corporation’s security with respect to physical assets, intangible assets and information technology;

  Monitoring the management control activities with respect to the identified risks.

     C.  Committee’s Administrative Duties and Responsibilities

                    1.     Report to the Stockholders

The Committee will prepare a report of the Committee in accordance with SEC rules suitable for inclusion in the Corporation’s annual proxy statement delivered to the Corporation’s stockholders.

                    2.     Report to the Board

The Committee will periodically report on Committee activities to the full Board.

                    3.     Charter Review

The Committee will annually review its charter and recommend amendments as deemed appropriate.

                    4.     Committee Self-Assessment

The Committee will conduct an annual evaluation of the effectiveness of the Committee.

     D. Other Duties and Responsibilities

The Committee will perform any other activities consistent with this charter, the Corporation’s by-laws, and applicable law, as the Board deems necessary or appropriate.

Appendix II

MOLEX INCORPORATED
CRITERIA FOR MEMBERSHIP ON THE BOARD OF DIRECTORS

Personal characteristics to be sought in candidates for the Board:

1.	Well-regarded in the community with long-term, good reputation for highest ethical and moral standards.

2.	Good common sense and judgment.

3.	An independent, objective, candid, yet constructive approach.

4.	The ability to contribute from a diversity of perspectives including geographical, cultural and professional.

5.	A strategic perspective, an awareness of the dynamics of change and the need to anticipate and capitalize on opportunities.

6.	A history of significant business or professional responsibilities leading to a positive record of accomplishment in present and prior positions.

7.	Business and/or professional knowledge and experience applicable to the Company’s business.

8.	The time, energy, interest, and willingness to assume the full responsibilities of being a member of the Board.

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Appendix III

MOLEX INCORPORATED
PROCEDURES FOR IDENTIFYING AND EVALUATING
CANDIDATES FOR DIRECTOR

The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process of the Committee for identifying nominees shall reflect the Company’s practice of re-nominating incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board and who consent to continue their service on the Board.

In view of the foregoing, the Committee will observe the following procedures in identifying and evaluating candidates for election to the Company’s Board of Directors.

1.

In considering candidates for election at annual meetings of stockholders, the Committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who wish to continue their service on the Board.

2.	The Committee will evaluate the qualifications and performance of the incumbent directors that desire to continue their service. In particular, as to each such incumbent director, the Committee will:

	■	Consider if the director continues to satisfy the minimum qualifications for director candidates adopted by the Committee;

	■	Review the assessments of the performance of the director during the preceding term made by the Company's Governance Committee; and

	■	Determine whether there exist any special, countervailing considerations against re-nomination of the director.

3.

If the Committee determines that (a) an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term, and (b) there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee's view the incumbent should not be re-nominated, the Committee will, absent special circumstances, propose the incumbent director for re-election.

4.

The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent for the purpose of filling vacancies arising by any reason including resignation, retirement, removal, death or disability of an incumbent director or a decision of the directors to expand the size of the Board.

5.

The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. These persons may include members of the full Board including members of this Committee, and management of the Company. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates.

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6.	As to each recommended candidate that the Committee believes merits consideration, the Committee will:

	■	Cause to be assembled information concerning the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in the Company's proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate;

	■	Determine if the candidate satisfies the minimum qualifications required of candidates for election as director by the Committee or applicable Nasdaq or SEC Rules;

	■	Determine if the candidate possesses any of the specific qualities or skills that under the Committee's policies must be possessed by one or more members of the Board;

	■	Consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and

	■	Consider the extent to which the membership of the candidate on the Board will promote diversity among the directors.

7.

It is appropriate for the Committee, in its discretion, to solicit the views of the Chief Executive Officer, other members of the Company's senior management and other members of the Board regarding the qualifications and suitability of candidates to be nominated as directors.

8.	In its discretion, the Committee may designate one or more of its members (or the entire Committee) and members of senior management to interview any proposed candidate.

9.	Based on all available information and relevant considerations, the Committee will select, a candidate who, in the view of the Committee, is most suited for membership on the Board.

10.

In making its selection, the Committee will evaluate candidates proposed by stockholders pursuant to the procedures adopted by the Committee and under criteria similar to the evaluation of other candidates, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company.

11.	The Committee shall maintain appropriate records regarding its process of identifying and evaluating candidates for election to the Board.

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Appendix IV

MOLEX INCORPORATED
PROCEDURES FOR STOCKHOLDERS SUBMITTING
NOMINATING RECOMMENDATIONS

The Committee will accept for consideration submissions from stockholders of recommendations for the nomination of directors subject to the following terms and conditions:

1.    Manner and Address for Submission.  All stockholders nominating recommendations must be in writing, addressed to the Nominating Committee care of the Company’s Corporate Secretary at the Company’s principal headquarters 2222 Wellington Court, Lisle, IL 60532. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered.

2.    Information Concerning the Recommending Stockholders.   A nominating recommendation must be accompanied by the following information concerning each recommending stockholder:

  The name and address, including telephone number, of the recommending stockholder;

  The number and class of the Company's shares owned by the recommending stockholder and the time period for which such shares have been held;

  If the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held. (Alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Securities and Exchange Commission reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and

  A statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of the Company's next annual meeting of stockholders.

3.    Information Concerning the Proposed Nominee.   A nominating recommendation must be accompanied by the following information concerning the proposed nominee:

  The information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past five years involving the nominee);

  The information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee's ownership of securities of the Company); and

  The information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between the Company and the proposed nominee valued in excess of $60,000 and certain other types of business relationships with the Company).

4.    Relationships Between the Proposed Nominee and the Recommending Stockholder.   The nominating recommendation must describe all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination.

5.    Other Relationships of the Proposed Nominee.   The nominating recommendation shall describe all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers or other persons with special interests regarding the Company.

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6.    Qualifications of the Proposed Nominee.   The recommending stockholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the board and to the governance of the Company.

7.     Ability to Represent All Stockholders.   The recommending stockholder must state whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company.

8.    Timing for Submissions Regarding Nominees for Election at Annual Meetings.  A stockholder (or group of stockholders) wishing to submit a nominating recommendation for an annual meeting of stockholders must ensure that it is received by the Company, as provided above, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. In the event that the date of the annual meeting of stockholders for the current year is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission of a recommendation will be considered timely if it is submitted a reasonable time in advance of the mailing of the Company’s proxy statement for the annual meeting of stockholders for the current year.

9.    Stockholder Groups.   If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group.

10.  No Obligation to Nominate a Candidate.   Acceptance of a recommendation for consideration does not imply that the Committee will interview or nominate the recommended candidate.

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Appendix V

MOLEX INCORPORATED
PROCEDURES FOR STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

It is the policy of this Company to facilitate communications of stockholders with the Board of Directors and its Committees subject to the following conditions:

1.

The Company’s acceptance and forwarding of communications to the Board or its members does not imply that the directors owe or assume any fiduciary duty to the person submitting the communication. The applicable law prescribes all such duties.

2.	Communications to the directors must be in writing and sent to the following address:

Corporate Secretary
Molex Incorporated
2222 Wellington Court
Lisle, IL 60532

3.	The following types of communications are not appropriate for delivery to directors:

■

Communications regarding individual grievances or other interests that are personal to the party submitting the communications and could not be construed to be of concern to the stockholders or other constituencies of the Company such as employees, customers, suppliers, etc.;

	■	Communications that advocate engaging in illegal activities;

	■	Communications that contain offensive, scurrilous or abusive content; and

	■	Communications that have no rational relevance to the business or operations of the Company.

4.	All communications must be accompanied by the following information regarding the person submitting the communication:

	■	If the person is a stockholder, a statement of the type and amount of the securities of the Company that the person holds;

	■	If the person is not a stockholder and is submitting the communication as an interested party, the nature of the person’s interest in the Company;

	■	The address, telephone number and e-mail address, if any, of the person.

5.	Upon receipt in the Corporate Secretary’s Office, the following will occur:

	■	The communication will be logged identifying the person submitting the communication, the nature of its content and the action taken with respect to the communication.

	■	A review as to whether the conditions of these procedures have been complied with.

	■	An acknowledgement will be sent to the submitter advising whether the communication will be forwarded and if not, why not.

6.	If a communication is not presented to the directors because of failure to meet the conditions of these procedures, that communication must nonetheless be made available to any director to whom it was directed and who wishes to review it.

7.	Communications deemed appropriate for delivery shall be delivered to the directors on periodic basis, generally in advance of each regularly scheduled meeting of the Board.

8.	If so instructed by the Chairman of the Board, communications directed to the Board as a whole, but relating to the competence of one of the Board’s committees, shall be delivered to that committee, with a copy to the Chairman.

V-1

2222 WELLINGTON COURT
LISLE, IL 60532-1682

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Molex, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MLXIN1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
MOLEX INCORPORATED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED DIRECTORS AND THE RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Item 1 - Election of Directors
Class I Nominees to Serve a Three-Year Term

(01)	Michelle L. Collins
(02)	David L. Landsittel
(03)	Joe W. Laymon
(04)	Fred L. Krehbiel

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's name on the line below.

☐	☐	☐

Item 2 - Ratification of Selection of Independent Auditors	For	Against	Abstain

Ratification of the appointment of Ernst & Young LLP as the independent auditors of Molex for the fiscal year ending June 30, 2007.	☐	☐	☐

Please sign your name exactly as it appears on the card. When joint tenants hold shares, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign the partnership name by authorized person(s).

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.

	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

MOLEX INCORPORATED
2222 Wellington Court, Lisle, Illinois 60532

Annual Meeting of Stockholders - October 27, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Molex Incorporated, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated September 13, 2006, and hereby appoints Frederick A. Krehbiel, John H. Krehbiel, Jr., and Martin P. Slark and each or any of them (the "Proxies"), as proxies and attorneys-in-fact, each with full power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the Annual Meeting to be held October 27, 2006 at 10:00 a.m., local time, at the Wyndham Hotel, 3000 Warrenville Road, Lisle, Illinois, and at any adjournments or postponements thereof, and to vote all of the shares of Common Stock (or Class B Common Stock) of Molex held of record by the undersigned as of the close of business on August 29, 2006, which the undersigned would be entitled to vote if personally present at the Annual Meeting with all the powers the undersigned would possess, on all matters set forth on the reverse side. The Proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors if any nominee herein becomes unavailable to serve or for good cause will not serve, and (ii) in their best judgment on any other matters that may properly come before the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED
HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE
VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTORS AND "FOR" THE RATIFICATION
OF THE SELECTION OF INDEPENDENT AUDITORS.

PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

(Please complete and sign reverse side)